     As filed with the Securities and Exchange Commission on July 30, 2001
                                                           Registration No. 333-
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------
                            VERSO TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    MINNESOTA                         41-1484525
     (State or Other Jurisdiction of               (I.R.S. Employer
      Incorporation or Organization)              Identification No.)

                                 ---------------

                                 STEVEN A. ODOM
                              CHAIRMAN OF THE BOARD
                           AND CHIEF EXECUTIVE OFFICER
                         400 GALLERIA PARKWAY, SUITE 300
                             ATLANTA, GEORGIA 30339
                                 (678) 589-3500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                 ---------------

                        Copies of all correspondence to:
                               STEVEN E. FOX, ESQ.
                             ROBERT C. HUSSLE, ESQ.
                               ROGERS & HARDIN LLP
                            2700 INTERNATIONAL TOWER,
                                PEACHTREE CENTER
                             229 PEACHTREE STREET NE
                           ATLANTA, GEORGIA 30303-1601
                                 (404) 522-4700

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 ---------------

                                                                 CALCULATION OF
REGISTRATION FEE
--------------------------------------------------------------------------------
-----------------------------------------------

                                             Amount to be
Proposed Maximum                     Amount of
  Title of Each Class of Securities           Registered            Aggregate
Offering Price (1)           Registration Fee
--------------------------------------------------------------------------------
-----------------------------------------------
    Common Stock, $0.01 par value           956,807 shares
$1,066,839.81                         $266.71
--------------------------------------------------------------------------------
-----------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the registrant's common stock on July 23, 2001, on The NASDAQ National Market System.

                       ----------------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this Prospectus is not complete and may change. The selling shareholders may not sell these securities until the registration statement we filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                              SUBJECT TO COMPLETION
                         PROSPECTUS DATED JULY 30, 2001


PROSPECTUS

                                956,807 SHARES

                            VERSO TECHNOLOGIES, INC.

                                  COMMON STOCK


This prospectus covers the sale of up to 956,807 shares of Verso Technologies, Inc. common stock by certain shareholders. We will not receive any proceeds from the sale of the shares by the shareholders.

Our common stock is listed on The NASDAQ National Market System under the symbol "VRSO." The last reported sale price of the common stock as reported on The NASDAQ National Market System on July 26, 2001, was $1.20 per share.

The selling shareholders, directly or through agents, brokers or dealers designated from time to time, may sell the shares of our common stock offered hereby from time to time on terms to be determined at the time of sale. See "Plan of Distribution."

We have agreed to bear all expenses of registration of our common stock offered hereby under federal and state securities laws.

On May 4, 2001, we entered into an agreement to merge with Telemate.Net Software, Inc. ("Telemate.Net"). We amended this agreement as of June 1, 2001. Under the agreement, Telemate.Net would merge with and into a wholly-owned subsidiary of ours. We have scheduled a meeting of our shareholders for _________ ___, 2001, to consider and vote upon the merger.


SEE "RISK FACTORS" ON PAGE 7 FOR CERTAIN FACTORS RELATING TO AN INVESTMENT IN THE SHARES.

                       ----------------------------------

          These securities have not been approved or disapproved by the
           Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the
                         contrary is a criminal offense.

                 ----------------------------------

           The date of this Prospectus is __________________, 2001.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         CERTAIN STATEMENTS CONTAINED IN THIS DOCUMENT OR INCORPORATED HEREIN BY REFERENCE THAT ARE NOT STATEMENTS OF HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "WILL" AND SIMILAR EXPRESSIONS ARE EXAMPLES OF WORDS THAT IDENTIFY FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS INCLUDE, WITHOUT LIMITATION, STATEMENTS REGARDING OUR FUTURE FINANCIAL POSITION, BUSINESS STRATEGY AND EXPECTED COST SAVINGS. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON OUR CURRENT BELIEFS, AS WELL AS ASSUMPTIONS WE HAVE MADE BASED UPON INFORMATION CURRENTLY AVAILABLE TO US.

         EACH FORWARD-LOOKING STATEMENT REFLECTS OUR CURRENT VIEW OF FUTURE EVENTS AND IS SUBJECT TO RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY RESULTS EXPRESSED OR IMPLIED BY OUR FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS EXPRESSED OR IMPLIED BY ANY FORWARD-LOOKING STATEMENTS INCLUDE:

-        OUR ABILITY TO GROW AND MANAGE THE BUSINESS        -        OUR ABILITY
TO SUCCESSFULLY ACCESS THE
         UNTIL OUR OPERATIONS ARE CASH FLOW POSITIVE                 CAPITAL
MARKETS TO FUND THE GROWTH OF OUR
         AND OUR ABILITY TO FUND CONTINUING OPERATING                BUSINESS
AND CONTINUOUS DEVELOPMENT OF
         LOSSES AND CAPITAL REQUIREMENTS UNTIL                       PROPRIETARY
PRODUCTS;
         OPERATIONS ARE GENERATING CASH;


-        OUR ABILITY TO INTEGRATE OUR BUSINESS WITH THE      -       OUR ABILITY
TO EXPAND OUR MARKET FOR EXISTING
         BUSINESS OF TELEMATE.NET AND SUBSEQUENT MERGERS             PRODUCTS
AND SERVICES;
         AND ACQUISITIONS;

-        TRENDS FOR THE CONTINUED GROWTH OF THE BUSINESSES   -       THE EFFECTS
OF OUR ACCOUNTING POLICIES AND
         OF VERSO AND TELEMATE.NET;                                  GENERAL
CHANGES IN GENERALLY ACCEPTED
                                                                     ACCOUNTING
PRACTICES;

-        OUR ABILITY TO ENHANCE AND DIVERSITY REVENUE AND    -       GENERAL
ECONOMIC AND BUSINESS CONDITIONS; AND
         EARNINGS GROWTH;

-        OUR ABILITY TO SUCCESSFULLY MARKET EXISTING         -       OTHER
FACTORS DISCLOSED IN THE SECTION
         PRODUCTS AND SERVICES, WHICH MAY BE ADVERSELY               ENTITLED
"RISK FACTORS" BELOW AND IN OUR OTHER
         IMPACTED BY COMPETITION;                                    FILINGS
WITH THE SECURITIES AND EXCHANGE
                                                                     COMMISSION.

-        OUR ABILITY TO SUCCESSFULLY DEVELOP AND MARKET
         NEW PRODUCTS AND SERVICES;

ALL SUBSEQUENT FORWARD-LOOKING STATEMENTS RELATING TO THE MATTERS DESCRIBED IN THIS DOCUMENT AND ATTRIBUTABLE TO US OR TO PERSONS ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY SUCH FACTORS. WE HAVE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE THESE FORWARD-LOOKING STATEMENTS TO REFLECT NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS.

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that Verso Technologies, Inc., a Minnesota corporation, filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may, from time to time, sell the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of _________ ___, 2001. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

         We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, Thirteenth Floor, New York, NY 10048 and 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the securities are sold:

         1. Our Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001.

         2. Amendment to our Annual Report on Form 10-K on Form 10-K/A for the year ended December 31, 2000, filed with the SEC on April 30, 2001.

         3. The description of our common stock contained in our Registration Statement on Form 8-A (file no. 0-22190), filed with the SEC on August 24, 1993.

         4. Our Current Reports on Form 8-K, filed with the SEC on January 22, 2001; January 25, 2001; February 2, 2001; May 16, 2001;
                  and June 5, 2001.

         5. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed with the SEC on May 15, 2001.

         6. Our Registration Statement on Form S-4 filed on June 4, 2001, relating to our proposed merger with Telemate.Net.

You may request a copy of these filings at no cost, by writing or calling us at the following address:

                            Verso Technologies, Inc.
                              400 Galleria Parkway
                                    Suite 300
                             Atlanta, Georgia 30339
                            Attn: Corporate Secretary

You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

                                   THE COMPANY

                  Verso Technologies, Inc., a Minnesota corporation ("Verso"), is a global provider of outsourced information technology solutions, including solutions that power complex business environments. Verso delivers software and services that insure the reliability, stability and availability of complex business environments. Verso provides enterprise management systems, enterprise application integration, business applications and customer response center services, each designed to integrate the people, processes and platforms that keep business operating efficiently.

         On May 4, 2001, we entered into an agreement to merge with Telemate.Net Software, Inc. ("Telemate.Net"). We amended this agreement as of June 1, 2001. Under the agreement, Telemate.Net would merge with and into a wholly-owned subsidiary of ours. We have scheduled a meeting of our shareholders for ________ ___, 2001, to consider and vote upon the merger.

         Our headquarters are located at 400 Galleria Parkway, Suite 300, Atlanta, GA 30339 and our telephone number is (678) 589-3500. We maintain a worldwide web address at www.Verso.com.

Technology Services

         Through Verso's technology services group, Verso offers network performance management solutions, enterprise application integration, business applications and unified messaging solutions. Revenue for Verso's Technology Services Group totaled $54.2 million for the fiscal year 2000, or 82% of revenue, and $7.3 million for the first quarter of 2001, or 70% of revenue.

         Verso's network performance management solutions offer real time management tools that give Verso's customers more control over their technology infrastructure and more insight into overall system performance. By enabling customers to view all systems at once, in real time, Verso allows the customer to analyze current systems and to predict future performance and service capacity. Verso's enterprise application integration solutions create a virtual bridge between disparate applications, linking a customer's entire technology infrastructure and pulling silos of data together in real time to create a single view of the customer. Using packaged middleware tools, Verso's consultants deploy the appropriate middleware product, taking responsibility for all services related to the implementation, which include providing the integration, education and training, consulting and customer response center services to the customer.

         Verso will also design solutions for customers using pre-packaged business applications that automate the workflow and processes that support the key departments of the customer's organization. Verso's business application partners include Seibel, E.phihany, Great Plains, and Niku.

         Verso also offers its own propriety software products, such as Verso's MessageClick(TM) unified communications offering that provides a single number service for all e-mail, fax and voice mail to each employee's desktop. It is Verso's intent to add additional proprietary applications to its breadth of services.

Customer Response Center Services

         Since 1984, Verso has been delivering customer response center services to hospitality, telecommunications and financial services clients. Verso's customer service response center services include help-desk outsourcing, deployment services and training and implementation services. Based on each customer's specific business goals, Verso's flexible and cost-effective programs can be designed to support a variety of needs, from short-term system upgrades and product launches to long-term help desk outsourcing. Verso's in-house facility is equipped with CTI contact handling systems and web-based CRM that integrates phone, fax, web and chat, allowing Verso to deliver multi-level support, including problem resolution, problem escalation, skills-based call routing and database management. Revenue for Verso's Customer Response Center Services totaled $11.7 million for the fiscal year 2000, or approximately 18% of revenue, and $3.2 million for the first quarter of 2001, or approximately 30% of revenue.

Clients

         Verso has over 2,000 clients from a diverse group of industries. To date, the majority of Verso's customers operate in a range of industries including communications, financial services, retail, education, manufacturing and healthcare. Clients are typically small- and medium-sized enterprises with revenues of $50 million to $1 billion where outsourced information technology solutions provide a cost-effective alternative to developing and maintaining internal technology infrastructures.

                              RECENT DEVELOPMENTS

         On July 27, 2001, Verso purchased from WA Telcom Products Co. ("WA Telcom"), Inc. all of the outstanding capital stock of NACT Telecommunications, Inc. ("NACT") for an aggregate purchase price of approximately $19,500,000, subject to adjustment, pursuant to a Stock Purchase Agreement dated June 4, 2001, between Verso and WA Telcom. NACT is a provider of advanced telecommunications switching platforms with integrated applications software and network telecommunications capabilities.

         The purchase price is payable in two installments. On July 27, 2001, Verso paid the first installment of the purchase price totaling $14,160,170. On March 31, 2002, Verso will pay WA Telcom the remainder of the purchase price totaling $5,339,830, less any amounts, not in excess of $1,350,000, owed to Verso by WA Telcom pursuant to the indemnification provisions of the NACT purchase agreement.

         In addition to payment of the purchase price, within ten days after the date on which Verso files Verso's annual report for the fiscal year ended December 31, 2001, with the SEC, but in no event later than April 15, 2002, Verso will pay WA Telcom contingent consideration of (i) $2,437,500, if NACT'S gross revenues for the year ended December 31, 2001, equal or exceed $34.0 million, and (ii) $2,437,500, if NACT has successfully deployed its VoIP technology on or before September 30, 2001, according to the criteria specified in the NACT purchase agreement. The contingent consideration is also subject to adjustment as described in the NACT purchase agreement.

         The NACT purchase agreement contains representations, warranties and agreements customary for transactions similar to the NACT stock purchase and also includes indemnification provisions whereby each party thereto is obligated to indemnify the other for breaches of or inaccuracies in the representations and warranties set forth therein. NACT and WA Telcom have also agreed to share equally the fees, costs, expenses and damages specified in the NACT purchase agreement that may be incurred in connection with litigation involving NACT that is described in the NACT purchase agreement.

         At the time Verso acquired NACT, WA Telcom was operating as a debtor in possession under Chapter 11 of the United States Bankruptcy Code. The NACT stock purchase was approved by the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, through the entry of an order.

         Verso financed the first installment of the NACT stock purchase price through the sale of shares of Verso's Series B preferred stock, par value $20.00 per share, to Telemate.Net pursuant to a Series B Stock Purchase Agreement entered into between Verso and Telemate.Net on May 4, 2001, as amended. On July 27, 2001, pursuant to the Series B purchase agreement, Telemate.Net purchased 750,000 shares of Verso's Series B preferred stock for $15.0 million.

         Verso's restated articles of incorporation were amended on July 25, 2001, to designate the Series B preferred stock. Telemate.Net is entitled in respect of each share of Series B preferred stock to:

         - receive cumulative dividends at a rate of 10% of the par value of the Series B preferred stock per annum through December 31, 2001 and 15% of the par value of the Series B preferred stock per annum after December 31, 2001;

         - receive a liquidation preference, payable out of Verso's assets before any payment is made to holders of Verso common stock or any other class of Verso capital stock, equal to $20.00 per share if Verso liquidates or dissolves prior to December 31, 2001, and $25.00 per share if Verso liquidates or dissolves after December 31, 2001;

         - receive $20.00 per share if Verso exercises its right to redeem all of the outstanding shares of Series B preferred stock prior to December 31, 2001, and $25.00 per share if Telemate.Net exercises its right to cause Verso to redeem the outstanding shares of Series B preferred stock after December 31, 2001; and

         - convert, at Telemate.Net's option (subject to the limitations set forth in the designations with respect to the Series B preferred stock filed as a part of Verso's restated articles of incorporation), each share of Series B preferred stock into approximately 13 shares of Verso common stock.

         Upon consummation of the NACT stock purchase, Verso granted a second-priority security interest in the capital stock of NACT to Telemate.Net to secure Verso's obligation to redeem, under the circumstances set forth in the designations with respect to the Series B preferred stock filed as a part of Verso's restated articles of incorporation, the shares of Series B preferred stock held by Telemate.Net.

         If Telemate.Net acquires shares of Verso's Series B preferred stock and such shares remain outstanding after December 31, 2001, then Telemate.net will have the right to require Verso to register with the SEC any shares of Verso common stock issuable upon the conversion of the shares of Series B preferred stock.

         If the Telemate.Net merger is completed, then the Series B preferred stock will be retired and will no longer be outstanding.

                                  RISK FACTORS

You should carefully consider the following risk factors as well as other information included in this document. If any of the following risks or uncertainties actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline.

RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         We have a history of net losses, including a net loss of $55.5 million for the 2000 fiscal year and a net loss of $9.8 million for the 1999 fiscal year. As of March 31, 2001, we had an accumulated deficit of $122.5 million. Further, developing the business strategy of the combined company and expanding its services after the Telemate.Net merger will require significant additional capital and other expenditures. Accordingly, if we are not able to generate sufficient revenue, we will continue to generate net losses in the future, and we may never become profitable.

WE MAY BE UNABLE TO MEET OUR FUTURE WORKING CAPITAL REQUIREMENTS.

         Our business strategy calls for growth internally as well as through acquisitions. This growth will require investment in personnel and infrastructure, which in turn will require additional financing. Additional financing may not be available to us on favorable terms or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to expand our business operations. This in turn could harm our business, results of operations and financial condition. In addition, if we raise additional funds through the issuance of equity or convertible debt securities, the percentage of ownership of our existing shareholders will be reduced, and any new securities could have rights, preferences and privileges senior to those of our common stock. Furthermore, if we raise capital or acquire businesses by incurring indebtedness, we will become subject to the risks associated with indebtedness, including interest rate fluctuations and any financial or other covenants that our lender may require.

THE PRICE OF OUR COMMON STOCK HAS FLUCTUATED WIDELY.

         The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. During the year ended December 31, 2000, the per share closing price of Verso common stock on The NASDAQ National Market fluctuated from a high of $19.75 to a low of $1.06, and since January 1, 2001, the per share closing price of Verso common stock has fluctuated from a high of $2.25 to a low of $.469. Verso believes that the volatility of its stock price does not necessarily relate to its performance and is broadly consistent with volatility experienced in its industry. Fluctuations may occur, among other reasons, in response to:

         -        operating results;

         -        announcements by competitors;

         -        regulatory changes;

         -        economic changes;

         -        market valuation of technology firms; and

         -        general market conditions.

         In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price our common stock would likely decline.

         The trading price of our common stock could continue to be subject to wide fluctuations after the Telemate.Net merger in response to these or other factors, many of which are beyond our control. If the market price of our common stock decreases, shareholders may not be able to sell their Verso stock at a profit.

WE MAY NOT BE ABLE TO DELIVER OUR SERVICES IF THIRD PARTIES DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

         If any of our significant software vendors stops making their products available to us or chooses to compete against us, our business would be harmed. Moreover, our success depends upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or if our vendors choose to compete with us or the popularity of their products declines, our ability to customize, implement or host packaged software applications may be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

         We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for this personnel in the information technology services industry is intense. Workforce reductions by Verso during 2000 and early 2001 may adversely affect our ability to retain our current employees and recruit new employees. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

         Competition in the information technology services industry is intense and is expected to increase. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Additionally, there are relatively few barriers to entry in our business that would prevent new competitors from entering our industry. We may not be able to compete effectively and, if we do not, our financial condition and results of operations will be materially and adversely affected. Also, although the trend is moving toward outsourcing, most of our current clients, and the combined company's prospective clients, have internal operations departments and could choose to satisfy their network management needs through internal resources rather than by outsourcing them to third-party service providers such as Verso. The decision by clients or prospective clients to rely on their own operations departments could have a material adverse affect on our business, results of operations and financial position.

OUR SUCCESS DEPENDS ON OUR ABILITY TO KEEP UP WITH RAPID TECHNOLOGICAL DEVELOPMENTS AND EVOLVING INDUSTRY STANDARDS.

         The Internet is characterized by rapidly changing technology, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. Our future success will depend on our ability to adapt our services to rapidly changing technologies and evolving industry standards, to continually improve the performance, features and reliability of our services and to ensure the continued compatibility of our services with products, services and architectures offered by various vendors or any prevailing standard. If we do not keep up with those changes, our business may suffer.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD REQUIRE US TO ENTER INTO COSTLY LICENSES OR DEPRIVE US OF THE TECHNOLOGY WE NEED.

         Our industry is technology intensive. As the number of software products in our target markets increases and the functionality of these products further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any infringement claims, even without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and resulting distraction of our management resources could adversely affect our results of operations. If successful, a claim of product infringement could deprive us of the technology we need altogether.

FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights; however, we do not own any patents. We cannot assure you that our efforts to safeguard and maintain our proprietary rights will be adequate. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain to use our products or technology.

         Furthermore, the laws of many foreign countries in which the combined company will do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our U.S. and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

IF OUR SOFTWARE CONTAINS DEFECTS, OUR SALES ARE LIKELY TO SUFFER AND WE MAY BE EXPOSED TO LEGAL CLAIMS.

         Our business strategy calls for the development of new products and product enhancements which may from time to time contain defects or result in failures that we did not detect or anticipate when introducing such products or enhancements to the market. In addition, the computer and Internet environments in which our products are used are characterized by a wide variety of standard and non-standard configurations and by errors, failures and bugs in third-party platforms that can impede proper operation of our products. Despite our testing, defects may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. The occurrence of these defects could result in:

         -        product returns;

         -        adverse publicity;

         -        loss of or delays in market acceptance of our products;

         -        delays or cessation of service to our customers; and

         -        legal claims by customers against us.

         To the extent that contractual provisions that limit our exposure to legal claims are unenforceable or such claims are not covered by insurance, a successful products liability claim could have a material adverse effect on our business, results of operations and financial condition.

THE LOW PRICE OF OUR COMMON STOCK COULD RESULT IN ITS DELISTING FROM THE NASDAQ NATIONAL MARKET.

         Our common stock is currently quoted on The NASDAQ National Market. We must satisfy Nasdaq's minimum listing maintenance requirements to maintain our listing on The NASDAQ National Market. Nasdaq listing maintenance requirements include a series of financial tests relating to net tangible assets, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 for shares of our common stock. The minimum bid price of our common stock has recently dropped to under $1.00 per share. If the minimum bid price of our common stock were to remain below $1.00 for 30 consecutive trading days, or if we are unable to continue to meet Nasdaq's standards for any other reason, our common stock could be delisted from The NASDAQ National Market. If our common stock is delisted from The NASDAQ National Market, the common stock would trade on either The NASDAQ SmallCap Market or on the Over-the-Counter Bulletin Board, both of which are viewed by most investors as less desirable and less liquid marketplaces. Thus, delisting from The NASDAQ National Market could make trading our shares more difficult for investors, leading to further declines in share price. It would also make it more difficult for us to raise additional capital and execute our acquisition strategy. In addition, we would incur additional costs under state blue sky laws to sell equity if our common stock is delisted from The NASDAQ National Market.

RISKS RELATED TO OUR BUSINESS AFTER THE TELEMATE.NET MERGER

HISTORICALLY LOW TRADING VOLUME IN VERSO AND TELEMATE.NET COMMON STOCK MAY AFFECT SHAREHOLDER LIQUIDITY.

         The trading volume of Verso common stock and Telemate.Net common stock on The NASDAQ National Market has been low historically. In the Telemate.Net merger, Verso will be issuing approximately 23.9 million shares to Telemate.Net shareholders. After the Telemate.Net merger, approximately 75.2 million shares of Verso common stock will be issued and outstanding. However, there can be no assurance that the increased "float" will allow shareholders to sell shares of Verso common stock at the times and at the prices they desire.

WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS.

         The Telemate.Net merger involves the integration of two companies that have previously operated independently. The challenges of combining the companies' operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the Telemate.Net merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations and financial condition of the combined company.

WE WILL INCUR SIGNIFICANT MERGER-RELATED AND INTEGRATION-RELATED EXPENSES.

         A one-time charge for merger-related transaction costs will be recorded in the quarter in which the Telemate.Net merger is consummated. The merger-related transaction costs will consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs of approximately $1.5 million. In addition, we expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies. These charges will be determined and recorded after the Telemate.Net merger. Additional unanticipated expenses may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, we cannot assure you that these benefits will be achieved in the near term or at all.

TELEMATE.NET HAS A HISTORY OF LOSSES, AND THE COMBINED COMPANY MAY NOT BE PROFITABLE IN THE FUTURE.

         Telemate.Net has a history of net losses. Telemate.Net had a net loss of approximately $15.2 million for the 2000 fiscal year and a net loss of approximately $4.4 million for the 1999 fiscal year. As of March 31, 2001, Telemate.Net had an accumulated deficit of $28.4 million. Further, developing the business strategy of the combined company and expanding its services will require significant additional capital and other expenditures. Accordingly, if the combined company is not able to generate sufficient revenue, it will continue to generate net losses in the future, and it may never become profitable.

TELEMATE.NET HAS RECENTLY ADOPTED A NEW AND UNPROVEN BUSINESS MODEL AND IS DEPENDING ON THE SUCCESSFUL RELEASE OF ITS WEBFILTER PRODUCT.

         In May 2001, Telemate.Net significantly scaled back operations in an effort to preserve cash and accelerate profitability. The adoption of this new and unproven business model imposes upon the combined company many of the risks inherent in a company with a limited operating history. These risks include the failure of the new business model to allow the combined company to retain existing customers, attract new customers, and maintain customer satisfaction with its products.

         In addition, Telemate.Net released for general availability its new WebFilter product in June 2001. Telemate.Net and the combined company are depending on WebFilter to contribute significantly to future revenues. However, with any new product there are significant factors which may impact future revenues, including:

         -        unexpected delays in the introduction of the product;

         -        our ability to develop relationships with distributors;

         -        market acceptance of the product; and

         -        unexpected problems with the product.

         Because of these and additional risks, both known and unknown, we cannot be certain that future revenues generated by this product will meet expectations. Failure of these revenues to develop or the failure of Telemate.Net's new business model to preserve cash and accelerate profitability would have a material adverse effect on the combined company's business, results of operations and financial condition.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST TELEMATE.NET, EVEN WITHOUT MERIT, COULD REQUIRE THE COMBINED COMPANY TO ENTER INTO COSTLY LICENSES OR DEPRIVE US OF THE TECHNOLOGY WE NEED.

         Telemate.Net recently received a letter from a competitor alleging that Telemate.Net has infringed on its patent rights. Telemate.Net has done a preliminary assessment of such claim and does not believe that it is infringing the competitor's patent; however, any infringement claims, even without merit, could require us to pay damages or settlement amounts or could require us to develop non-infringing technology or enter into costly royalty or licensing agreements to avoid service implementation delays. Any litigation or potential litigation could result in product delays, increased costs or both. In addition, the cost of litigation and resulting distraction of our management resources could adversely affect our results of operations. If successful, a claim of product infringement could deprive us of the technology we need altogether.

RISKS RELATED TO NACT.

WE INTEND TO LEVERAGE THE STRENGTHS OF BOTH VERSO AND NACT TO ENTER THE MARKET FOR SOFTSWITCH-BASED SOLUTIONS. THIS MARKET IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE.

         We believe there is a significant growth opportunity in providing softswitch-based solutions to communications service providers. We believe that, with the acquisition of NACT, we will be well positioned to succeed in leveraging this opportunity based on its current core competencies in developing solutions for communication service providers. However, because of the intense competition in the market and the recent introduction of this technology, there can be no assurance that we will succeed in this evolving marketplace. Although we intend to penetrate a niche market within the network convergence technologies sector, it may be unsuccessful in competing against larger competitors in the market who have greater financial, operating and human resources and possess greater experience in this marketplace than we do.

OUR SUCCESS WILL DEPEND IN PART ON THE DEPLOYMENT BY NACT OF ITS VOICE OVER INTERNET PROTOCOL (VOIP) PRODUCT, WHICH IS SCHEDULED FOR RELEASE IN 2001.

         We believe that NACT's VoIP product has significant revenue potential. Delays in deployment of this product or lack of acceptance of the VoIP product in the marketplace after its deployment could have an adverse effect on the business, results of operations and financial condition of our company.

THE PROPRIETARY RIGHTS TO THE VOIP PRODUCT MAY NOT BE ADEQUATELY PROTECTED AGAINST INFRINGEMENT.

         NACT has pending several patent applications related to its VoIP product. There can be no assurance that these patents will be issued. Even if these patents are issued, the limited legal protection afforded by patent, trademark, trade secret and copyright laws may not be sufficient to protect our proprietary rights to the VoIP product.

NACT MAY BE OBLIGATED TO INDEMNIFY CUSTOMERS WHO PURCHASED NACT EQUIPMENT USED TO PROVIDE PRE-PAID CALLING CARD SERVICES AGAINST CLAIMS OF PATENT INFRINGEMENT.

         NACT has settled a claim against it which alleged patent infringement related to its equipment used to provide pre-paid calling card services. When NACT sold this equipment to its customers, NACT agreed to indemnify the customers from claims made against them by third parties for patent infringement related to such equipment. The terms of the settlement of the patent infringement claim against NACT did not eliminate NACTs indemnification obligation to its customers. If NACT is required to make any payments in respect of its indemnification obligations, it could have an adverse effect on our business, results of operations and financial condition.

                              SELLING SHAREHOLDERS

         The selling shareholders may use this prospectus for the resale of shares of our common stock being registered hereunder, although no selling shareholder is obligated to sell any such shares. Of the 956,807 shares of common stock offered by this prospectus, 945,378 shares are issuable upon exercise of certain warrants. The selling shareholders who hold warrants and convertible debentures are not required to exercise the warrants for, or convert the debentures into, shares of common stock. None of the selling shareholders is an affiliate of Verso.

         The following table sets forth certain information regarding the selling shareholders and the shares of common stock beneficially owned by each of them. All information contained in the table is as of July ___, 2001. We are not able to estimate the amount of shares that will be held by the selling shareholders after the completion of this offering because those selling shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of their shares. The following table assumes that all of the shares being registered will be sold.



           Shares Beneficially

               Owned After
                                          Shares of Common
              Completion of
                                         Stock Beneficially         Number of
           the Offering (2)(3)
                                         Owned Prior to the           Shares
          ----------------------
         Selling Shareholder                Offering (1)          Being Offered
          Number         Percent
         -------------------                ------------          -------------
          ------         -------
Bay Harbor Investments, Inc.                 _______(4)              472,689
           ___               *

Strong River Investments, Inc.               _______(4)              472,689
           ___               *

Jaffe, Raitt, Heuer & Weiss, P.C.(5)          11,429                  11,429
             0               *

                TOTAL                        _______                 956,807
             0               *


*        Less than 1% of the outstanding shares of common stock.

(1) The number set forth in this column is the number of shares of common stock held by each such selling shareholder and/or the number of shares of common stock that would be received upon an exercise of warrants or debentures held by each such selling shareholder that are exercisable within sixty (60) days of the date of this prospectus.

(2) Assumes that all shares of common stock being offered and registered hereunder are sold, although no selling shareholder is obligated to sell any such shares.

(3) Based upon 51,536,923 shares of common stock outstanding as of July 27, 2001.

(4)      Shares of common stock issuable upon exercise of warrants.

(5) From time to time Jaffe, Raitt, Heuer & Weiss, P.C., has served as outside legal counsel to Verso.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds of any sale by the selling shareholders.

                              PLAN OF DISTRIBUTION

         The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

- ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

- an exchange distribution in accordance with the rules of the applicable exchange;

-        privately negotiated transactions;

-        short sales;

- broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

-        a combination of any such methods of sale; and

-        any other method permitted pursuant to applicable law.

         The selling shareholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

         The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         Verso is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to certain of the selling shareholders. Verso has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the common stock offered hereby will be passed upon by Rogers & Hardin LLP, Atlanta, Georgia. As of the date hereof, certain partners of Rogers & Hardin LLP beneficially own approximately 210,000 shares of Verso common stock.

                                     EXPERTS

         The financial statements of Verso as of December 31, 2000, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Verso (formerly Eltrax Systems, Inc.) at December 31, 1999, and for the two years then ended, have been incorporated in this registration in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

         The audited consolidated statements of operations, shareholders' equity and cash flows of Sulcus Hospitality Technologies Corp. for the year ended December 31, 1998 (not presented separately in the Verso financial statements), have been incorporated in this registration statement in reliance on the report of Crowe, Chizek and Company, LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

         The financial statements of Telemate.Net as of December 31, 2000 and 1999 and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

================================================================================

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained or incorporated by reference in this prospectus in connection with any offering to be made by the prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Verso. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Securities, in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstance, create an implication that there has been no change in the facts set forth in this prospectus or in the affairs of Verso since the date hereof.


                     TABLE OF CONTENTS

                        PROSPECTUS

                                                               Page
                                                               ----

ABOUT THIS PROSPECTUS ......................................      3
WHERE YOU CAN FIND MORE INFORMATION ........................      3
THE COMPANY ................................................      5
RECENT DEVELOPMENTS.........................................      6
RISK FACTORS ...............................................      7
SELLING SHAREHOLDERS .......................................     14
USE OF PROCEEDS ............................................     15
PLAN OF DISTRIBUTION .......................................     15
LEGAL MATTERS ..............................................     16
EXPERTS ....................................................     16

================================================================================

================================================================================



                                 956,807 SHARES






                            VERSO TECHNOLOGIES, INC.







                                  COMMON STOCK

                                 --------------


                                   PROSPECTUS


                                 --------------








                                           , 2001
                               ------------

================================================================================

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

         Registration Fee .......................     $    267
         Legal Fees and Expenses ................        5,000
         Accounting Fees and Expenses ...........        5,000
         Miscellaneous ..........................        1,733
                                                      ========
         Total ..................................     $ 12,000
                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of Verso's Amended and Restated Articles of Incorporation limits the liability of its directors to the fullest extent permitted by the Minnesota Business Corporation Act (the "MBCA"). Specifically, directors of Verso will not be personally liable for monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to Verso or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

         Article IV of Verso's Amended and Restated Articles of Incorporation gives Verso the power and authority to provide indemnification to officers, directors, employees and agents of Verso to the fullest extent permissible under the MBCA. Section 302A.521 of the MBCA requires that Verso indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of Verso. Reference is made to the detailed terms of Section 302A.521 of the MBCA for a complete statement of such indemnification rights.

         Article VII of Verso's Restated Bylaws provides that Verso shall indemnify such persons, for such expenses and liabilities, in such manner, under such circumstances, and to such extent, as permitted by the MBCA, as now enacted or hereafter amended, provided that a determination is made in each case, in the manner required by such statute, that the person seeking indemnification is eligible therefor.

         Verso maintains directors' and officers' liability insurance, including a reimbursement policy in favor of Verso.

ITEM 16. EXHIBITS

         See Index to Exhibits.

ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table set forth in this registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on July 30, 2001.


                                     VERSO TECHNOLOGIES, INC.,
                                     a Minnesota corporation


                                     By:      /s/ Steven A. Odom
                                              ----------------------------------
                                              Steven A. Odom
                                              Chairman of the Board and Chief
                                              Executive Officer


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Verso Technologies, Inc. hereby constitutes and appoints each of Steven A. Odom and Juliet M. Reising, his or her attorney-in-fact and agent, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of common stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             NAME                              TITLE
    DATE
             ----                              -----
    ----

/s/ Steven A. Odom                 Chairman of the Board and Chief
 July 30, 2001
-------------------------------    Executive Officer
Steven A. Odom

/s/ Juliet M. Reising              Executive Vice President, Chief
 July 30, 2001
-------------------------------    Financial Officer (Principal
Juliet M. Reising                  Financial Officer and Principal
                                   Accounting Officer) and Director

/s/ James M. Logsdon               President, Chief Operating Officer
 July 30, 2001
-------------------------------    and Director
James M. Logsdon

/s/ Max E. Bobbitt                 Director
 July 30, 2001
-------------------------------
Max E. Bobbitt

/s/ Joseph R. Wright, Jr.          Director
 July 30, 2001
-------------------------------
Joseph R. Wright, Jr.

/s/ Amy L. Newmark                 Director
 July 30, 2001
-------------------------------
Amy L. Newmark

/s/ Gary H. Heck                   Director
 July 30, 2001
-------------------------------
Gary H. Heck

/s/ Stephen E. Raville             Director
 July 30, 2001
-------------------------------
Stephen E. Raville

                                                             INDEX TO EXHIBITS

ITEM                                  ITEM
            METHOD OF FILING
----                                  ----
            ----------------

2.1        Agreement and Plan of Merger dated as of May 4, 2001 among
Incorporated by reference to Appendix A to the
           the Registrant, Titan Acquiring Sub, Inc. and Telemate.Net
Registrant's Registration Statement on Form S-4
           Software, Inc.                                                  filed
June 4, 2001 (File No. 333-62262).

2.2        First Amendment to Agreement and Plan of Merger dated as of
Incorporated by reference to Appendix A-1 to the
           June 1, 2001 among the Registrant, Titan Acquiring Sub, Inc.
Registrant's Registration Statement on Form S-4
           and Telemate.Net Software, Inc.                                 filed
June 4, 2001 (File No. 333-62262).

2.3        Second Amended and Restated Agreement and Plan of Merger
Incorporated by reference to Appendix A to the
           dated as of July 27, 2000 among the Registrant, Solemn
Registrant's Registration Statement on Form S-4
           Acquisition Corporation and Cereus Technology Partners, Inc.    filed
August 7, 2000 (File No. 333-43224).
           ("Cereus").

2.4        Agreement and Plan of Merger dated as of August 31, 1998
Incorporated by reference to Exhibit 2.1 to the
           among the Registrant, Encore Acquiring Corporation, Encore
Registrant's Current Report on Form 8-K filed
           Systems, Inc., Global Systems and Support, Inc., Five Star
September 10, 1998.
           Systems, Inc., Penelope A. Sellers, and Joseph T. Dyer.

2.5        Agreement and Plan of Merger dated as of November 11, 1998
Incorporated by reference to Exhibit 2.1 to the
           among the Registrant, Sulcus Hospitality Technologies Corp.
Registrant's Registration Statement on Form S-4
           and Sulcus Acquiring Corporation.                               filed
February 16, 1999 (File No. 333-68699).

2.6        Stock Purchase Agreement dated as of October 26, 2000
Incorporated by reference to Exhibit 10.15 to the
           between Squirrel Systems, Inc., a wholly owned subsidiary of Registrant's Quarterly Report on Form 10-Q for the
           the Registrant, Squirrel Systems of Canada Ltd., and SQS period ending September 30, 2000.
           Acquisitions Inc.

2.7        Agreement and Plan of Merger dated October 31, 2000 between
Incorporated by reference to Exhibit 2.1 to the
           the Registrant, MessageClick, Inc. and MCLICK Acquisition
Registrant's Current Report on Form 8-K filed
           Corporation (the "MessageClick Merger Agreement").
December 6, 2000.

2.8        First Amendment to the Agreement and Plan of Merger dated
Incorporated by reference to Exhibit 2.2 to the
           November 9, 2000 between the Registrant, MCLICK Acquisition
Registrant's Current Report on Form 8-K filed
           Corporation and MessageClick, Inc.
December 6, 2000.

2.9        Second Amendment to the Agreement and Plan of Merger dated
Incorporated by reference to Exhibit 2.3 to the
           November 10, 2000 between the Registrant, MCLICK Acquisition
Registrant's Current Report on Form 8-K filed
           Corporation and MessageClick, Inc.
December 6, 2000.

2.10 Agreement for the Purchase and Sale of Assets between Incorporated by reference to Exhibit 2.1 to the
           AmeriSoft Corporation ("AmeriSoft"), the Registrant and
Registrant's current Report on Form 8-K filed
           Eltrax Hospitality Group, Inc. dated as of September 28,
December 29, 2000.
           2000 (the "AmeriSoft Agreement").

2.11       Letter amending the AmeriSoft Agreement dated October 18,
Incorporated by reference to Exhibit 2.2 to the
           2000.
Registrant's Current Report on Form 8-K filed

December 29, 2000.


2.12       Letter amending the AmeriSoft Agreement dated November 22,
Incorporated by reference to Exhibit 2.3 to the
           2000.
Registrant's Current Report on Form 8-K filed

December 29, 2000.

2.13       Form of Agreement between AmeriSoft Norway AS and Eltrax
Incorporated by reference to Exhibit 2.4 to the
           System Scandinavia AS.
Registrant's Current Report on Form 8-K filed

December 29, 2000.

2.14       Form of Agreement between AmeriSoft, AmeriSoft Hospitality
Incorporated by reference to Exhibit 2.5 to the
           (Switzerland) GmbH, the Registrant, Eltrax AG, and Eltrax
Registrant's Current Report on Form 8-K filed
           Holdings AG.
December 29, 2000.

2.15       Form of Agreement between AmeriSoft, AmeriSoft Australia
Incorporated by reference to Exhibit 2.6 to the
           Pty Limited, the Registrant, Eltrax Systems Pty Ltd, and
Registrant's Current Report on Form 8-K filed
           Eltrax International Group, Inc.
December 29, 2000.

2.16       Form of Agreement between AmeriSoft, AmeriSoft Hospitality
Incorporated by reference to Exhibit 2.7 to the
           (UK) Limited, the Registrant, and Eltrax Hospitality UK Ltd.
Registrant's Current Report on Form 8-K filed

December 29, 2000.

2.17       Form of Agreement between AmeriSoft, Impact Level (M) Sdn.
Incorporated by reference to Exhibit 2.8 to the
           Bhd., the Registrant, Eltrax Systems Sdn. Bhd., and Eltrax
Registrant's Current Report on Form 8-K filed
           International Inc.
December 29, 2000.

2.18       Form of Agreement between AmeriSoft Hospitality Group (US),
Incorporated by reference to Exhibit 2.9 to the
           Inc, the Registrant, and Eltrax Group, Inc.
Registrant's Current Report on Form 8-K filed

December 29, 2000.

2.19       Form of Agreement between AmeriSoft, AmeriSoft (HK)
Incorporated by reference to Exhibit 2.10 to the
           Corporation Limited, the Registrant, Eltrax Systems Pty
Registrant's Current Report on Form 8-K filed
           Limited, and Eltrax International Inc.
December 29, 2000.

2.20       Form of Agreement between AmeriSoft, Latin America One Pte
Incorporated by reference to Exhibit 2.11 to the
           Ltd, the Registrant, and Eltrax Systems Pte Ltd.
Registrant's Current Report on Form 8-K filed

December 29, 2000.

4.1        Specimen form of the Registrant's common stock certificate.
Incorporated by reference to Exhibit 4.1 to the

Registrant's Registration Statement on Form S-18
                                                                           (File
No. 33-51456).

4.2        Warrant, dated as of October 31, 1996, to purchase 106,250
Incorporated by reference to Exhibit 10.4 to the
           shares of the Registrant's common stock granted to Walter C.
Registrant's Current Report on Form 8-K filed
           Lovett.
November 12, 1996.

4.3        Warrant, dated as of October 31, 1996, to purchase 106,250
Incorporated by reference to Exhibit 10.5 to the
           shares of the Registrant's common stock granted to Douglas
Registrant's Current Report on Form 8-K filed
           L. Roberson.
November 12, 1996.

4.4        Warrant dated as of September 23, 1997 to purchase 240,000
Incorporated by reference to Exhibit 4.5 to the
           shares of the Registrant's common stock granted to Morgan Q.
Registrant's Annual Report the year ended December
           Payne.                                                          31,
1997.

4.5        Convertible Debenture dated July 27, 2000 executed by the
Incorporated by reference to Exhibit 4.5 to the
           Registrant in favor of Strong River Investments, Inc.
Registrant's Registration Statement on Form S-4 filed

August 7, 2000 (File No. 333-43224).

4.6        Convertible Debenture dated July 27, 2000 executed by the
Incorporated by reference to Exhibit 4.6 to the
           Registrant in favor of Bay Harbor Investments, Inc.
Registrant's Registration Statement on Form S-4 filed

August 7, 2000 (File No. 333-43224).

4.7        Registration Rights Agreement dated July 27, 2000, among the
Incorporated by reference to Exhibit 4.7 to the
           Registrant, Strong River Investments, Inc. and Bay Harbor
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.8        Registration Rights Agreement dated June 29, 2000 between
Incorporated by reference to Exhibit 4.8 to the
           the Registrant and E.piphany, Inc.
Registrant's Registration Statement on Form S-4 filed

August 7, 2000 (File No. 333-43224).

4.9        Warrant dated as of July 27, 2000 to purchase 104,168 shares
Incorporated by reference to Exhibit 4.10 to the
           of the Registrant's common stock granted to Strong River
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.10       Warrant dated as of July 27, 2000 to purchase 104,168 shares
Incorporated by reference to Exhibit 4.11 to the
           of the Registrant's common stock granted to Bay Harbor
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.11       Warrant dated as of July 27, 2000 to purchase 26,041 shares
Incorporated by reference to Exhibit 4.12 to the
           of the Registrant's common stock granted to Strong River
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.12       Warrant dated as of July 27, 2000 to purchase 26,041 shares
Incorporated by reference to Exhibit 4.13 to the
           of the Registrant's common stock granted to Bay Harbor
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.13       Warrant dated as of July 27, 2000 to purchase 52,083 shares
Incorporated by reference to Exhibit 4.14 to the
           of the Registrant's common stock granted to Strong River
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.14       Warrant dated as of July 27, 2000 to purchase 52,083 shares
Incorporated by reference to Exhibit 4.15 to the
           of the Registrant's common stock granted to Bay Harbor
Registrant's Registration Statement on Form S-4 filed
           Investments, Inc.
August 7, 2000 (File No. 333-43224).

4.15 Warrant to purchase 1,750,000 shares of Common Stock of the Incorporated by reference to Exhibit 10.7 to the
           Registrant dated September 29, 2000, issued to Steven A.
Registrant's Quarterly Report on Form 10-Q for the
           Odom. Represents an executive compensation plan or period ending September 30, 2000.
           arrangement.

4.16 Warrant to purchase 875,000 shares of Common Stock of the Incorporated by reference to Exhibit 10.8 to the
           Registrant dated September 29, 2000, issued to James M.
Registrant's Quarterly Report on Form 10-Q for the
           Logsdon. Represents an executive compensation plan or period ending September 30, 2000.
           arrangement.

4.17 Warrant to purchase 665,000 shares of Common Stock of the Incorporated by reference to Exhibit 10.9 to the
           Registrant dated September 29, 2000, issued to Juliet M.
Registrant's Quarterly Report on Form 10-Q for the
           Reising. Represents an executive compensation plan or period ending September 30, 2000.
           arrangement.

4.18       Warrant to purchase 300,000 shares of Common Stock of Cereus
Incorporated by reference to Exhibit 10.10 to the
           dated August 21, 2000, issued to Steven A. Odom.  Represents
Registrant's Quarterly Report on Form 10-Q for the
           an executive compensation plan or arrangement.
period ending September 30, 2000.

4.19       Warrant to purchase 100,000 shares of Common Stock of Cereus
Incorporated by reference to Exhibit 10.11 to the
           dated August 21, 2000, issued to James M. Logsdon.
Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.
period ending September 30, 2000.

4.20       Warrant to purchase 350,000 shares of Common Stock of Cereus
Incorporated by reference to Exhibit 10.12 to the
           dated August 21, 2000 issued to Juliet M. Reising.
Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.
period ending September 30, 2000.

4.21       Warrant to purchase 250,000 shares of Common Stock of Cereus
Incorporated by reference to Exhibit 10.13 to the
           dated August 21, 2000, issued to Juliet M. Reising.
Registrant's Quarterly Report on Form 10-Q for the
           Represents an executive compensation plan or arrangement.
period ending September 30, 2000.

4.22       Warrant to purchase 50,000 shares of Common Stock of Cereus
Incorporated by reference to Exhibit 10.14 to
           dated August 21, 2000, issued to Peter Pamplin. Represents      the
Registrant's Quarterly Report on Form 10-Q
           an executive compensation plan or arrangement.                  for
the period ending September 30, 2000.

4.23       Form of Warrant issued in connection with the Merger
Incorporated by reference to Exhibit 4.1 to the
           Agreement between the Registrant, MessageClick, Inc. and
Registrant's Current Report on Form 8-K filed
           MCLICK Acquisition Corporation.
December 6, 2000.

4.24       Form of Registration Rights Agreement entered into in
Incorporated by reference to Exhibit 4.2 to the
           connection with the MessageClick Merger Agreement.
Registrant's Current Report on Form 8-K filed

December 6, 2000.

4.27 Form of 7.5% Convertible Debenture issued in connection with Incorporated by reference to Exhibit 4.5 to the the Convertible Debenture and Warrant Purchase Agreement
Registrant's Current Report on Form 8-K filed
           between the Registrant and the Purchasers named therein (the
December 6, 2000.
           "Debenture Purchase Agreement).

4.28       Form of Warrant issued in connection with the Debenture
Incorporated by reference to Exhibit 4.6 to the
           Purchase Agreement.
Registrant's Current Report on Form 8-K filed

December 6, 2000.

4.29       Form of Registration Rights Agreement entered into in
Incorporated by reference to Exhibit 4.7 to the
           connection with the Debenture Purchase Agreement.
Registrant's Current Report on Form 8-K filed

December 6, 2000.

4.30       Registration Rights Agreement by and among Cereus Technology
Incorporated by reference to Exhibit 4(e) to Cereus
           Partners, Inc. and the stockholders named therein, dated
Technology Partners, Inc.'s Annual Report on Form
           February 8, 2000.
10-KSB for the period ended December 31, 1999.


4.31       Registration Rights Agreement by and among Cereus Technology
Incorporated by reference to Exhibit 4.31 to the
           Partners, Inc. and the stockholders a party thereto, dated
Registrant's Annual Report on Form 10-K for the
           August 18, 2000.
period ending December 31, 2000.

4.32       Registration Rights Agreement by and among Cereus Technology
Incorporated by reference to Exhibit 4.32 to the
           Partners, Inc. and the stockholders a party thereto, dated
Registrant's Annual Report on Form 10-K for the
           September 15, 2000.
period ending December 31, 2000.

4.33       Registration Rights Agreement by and among Cereus Technology
Incorporated by reference to Exhibit 4.33 to the
           Partners, Inc. and the stockholders a party thereto, dated
Registrant's Annual Report on Form 10-K for the
           September 27, 2000.
period ending December 31, 2000.

5.1        Opinion of Rogers & Hardin LLP.                                 To be
filed by amendment.

23.1       Consent of PricewaterhouseCoopers LLP.                          Filed
herewith.

23.2       Consent of Crowe, Chizek and Company LLP.                       Filed
herewith.

23.3       Consent of KPMG LLP (Verso).                                    Filed
herewith.

23.4       Consent of KPMG LLP (Telemate.Net).                             Filed
herewith.

24.1       Powers of Attorney (included on the signature page hereto).


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